Exhibit 10.1

June 20, 2012

Mr. James Bazet

Cobra Electronics Corporation

6500 West Cortland Street

Chicago, Illinois 60707

Dear Jim:

This letter agreement (this “Agreement”) is entered into as of June 20, 2012, shall be effective on June 1, 2012 (the “Effective Date”) and confirms the terms of your continued employment with Cobra Electronics Corporation (the “Company”). This Agreement supersedes in its entirety the employment agreement between you and the Company dated May 5, 2009 (the “2009 Employment Agreement”).

1. Employment. You shall continue your employment as the Chairman, President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and attendant authorities of those positions. Unless earlier terminated or extended pursuant to Paragraph 9, the term of your employment by the Company pursuant to this Agreement shall end on December 31, 2015 (the “Employment Period”).

2. Salary and Bonuses.

A. Base Salary. Commencing as of the Effective Date and continuing during the Employment Period, you shall receive a regular annual salary in installments payable every two weeks. Such annual salary shall be at the rate of $589,889 per annum until the first anniversary of the Effective Date. As of each anniversary of the Effective Date during the Employment Period, commencing as of the first such anniversary, your annual salary will be reviewed by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), and shall be increased (but not decreased) as of each such anniversary, as determined by the Compensation Committee; provided, however, that no such increase shall be less than 3% of your annual salary in effect immediately prior to such increase. Your annual salary in effect from time to time under this Paragraph 2.A is hereinafter referred to as your “Base Salary.”

B. Termination Date Payment for 2009 Employment Agreement. In satisfaction of the payment payable to you under Section 3 of the 2009 Employment Agreement referred to therein as the “Termination Date Payment,” the Company shall pay to you a one-time payment in the amount of $32,000 on July 31, 2012; provided you remain employed with the Company on such date.

C. Annual Performance Bonus. In addition to your Base Salary, during each fiscal year of the Company ending during the Employment Period you will also earn a bonus equal to 2.5% of operating profit of the Company (before taxes) for such year, as reflected in the Company’s audited consolidated financial statements (“Operating Profit”) without regard to extraordinary or other nonrecurring or unusual items, determined in accordance with generally accepted accounting principles, unless the Compensation Committee determines that any such item shall not be disregarded. If Operating Profit in any fiscal year ending during the Employment Period equals or exceeds $5 million, you will also receive an additional bonus of $75,000; provided, however, that if Operating Profit in any fiscal year ending during the Employment Period equals or exceeds $7 million, such additional bonus shall be $100,000; and provided further, that if Operating Profit in any fiscal year ending during the Employment Period equals or exceeds $8.5 million, such additional bonus shall be $150,000. The bonus described in this Paragraph 2.C is hereinafter referred to as the “Annual Performance Bonus.” Except as otherwise specifically provided in this Agreement, the Annual Performance Bonus shall be payable to you only if you remain employed with the Company on the last day of the fiscal year for which such Annual Performance Bonus was earned. Annual Performance Bonuses shall be paid to you by the Company on or before March 15th of the year immediately succeeding the year for which such Annual Performance Bonus was earned.

3. Retention Bonus. In addition to your Base Salary and Annual Performance Bonus, you shall be entitled to receive a one-time retention payment of $32,000 (the “Retention Bonus”) if (i) you remain employed with the Company through December 31, 2015 (or, if the Employment Period is extended pursuant to Paragraph 9.B, through the last day of the extended Employment Period) or (ii) your employment with the Company is terminated earlier for any reason other than (A) a termination of employment by the Company for Cause (as defined below), (B) a termination of employment as a result of your death or (C) a termination of employment by you for any reason other than a Change in Status (as defined below). The Retention Bonus will be paid to you on December 31, 2015 (or, if the Employment Period is extended pursuant to Paragraph 9.B, on the last day of the extended Employment Period), or if earlier, upon your termination of employment, in each case subject to any delay required by Section 409A of the Code and set forth in Paragraph 20.

4. Perquisites. You also shall continue to receive the gross amount of $25,000 each fiscal year during the Employment Period to be used for perquisites of your choice, payable in monthly payments of $2,083.33 in lieu of any other allowances. Each monthly payment shall be paid to you by the Company during the month to which the payment pertains.

5. Employee Benefits.

A. Employee Benefits. During the term of this Agreement, you shall be entitled to continue to participate in such employee benefits including, but not limited to, life, short- and long-term disability and health insurance and other medical benefits as the Company makes available to individuals serving at senior corporate levels.

B. Gap Insurance Coverage. If termination of your employment by the Company occurs prior to your 65th birthday and such termination of employment is not (i) by the Company for Cause (as defined below) or (ii) by you for a reason other than a Change in Status (as defined below), the Company will acquire and pay for health insurance coverage for you and your spouse (the “Gap Insurance Coverage”) from the date of termination of your COBRA continuation health coverage under the Company’s health insurance plan (or, under the circumstances specified in the third sentence of this Paragraph 5.B, the date of your termination of employment) until the earlier of (A) your 65th birthday and (B) the date on which you become eligible to obtain coverage for you and your spouse pursuant to the health plan of any other employer or, in the event of your death prior to the earlier of the events described in clauses (A) and (B) above, until the date that would have been your 65th birthday. The Gap Insurance Coverage will provide coverage that is comparable overall to the coverage under the Company’s then current health insurance plan for active employees. The Company’s obligation to acquire and pay for the Gap Insurance Coverage is contingent on you and your spouse electing and maintaining COBRA continuation health coverage under the Company’s health insurance plan for the maximum period permitted under COBRA (with the Company reimbursing you monthly for continuation premium payments if you are eligible for Gap Insurance Coverage under this Paragraph 5.B) or, at the Company’s option, you and your spouse electing against COBRA continuation health coverage (in which case the Gap Insurance Coverage will commence upon your termination of employment). The amount of Gap Insurance Coverage provided to you and your spouse in a calendar year will not affect the Gap Insurance Coverage provided to you and your spouse in any subsequent calendar year. Your right to Gap Insurance Coverage is not subject to liquidation or exchange for any other benefit.

6. Retirement Plan. Following the termination of your employment with the Company for any reason other than Cause (as defined below), the Company agrees to pay to you during each year for a period of 15 years an amount equal to 60% of the average of your salary and bonuses (including any retention bonuses and performance bonuses) paid for the three years of your employment with the Company during which the sum of your salary and such bonuses was the highest. The amounts to be paid pursuant to this Paragraph 6 shall be paid in accordance with the Cobra Electronics Corporation Executive Deferred Compensation Plan. Notwithstanding Paragraph 15 or any other provision of this Agreement to the contrary, the amounts payable to you pursuant to the terms of the Cobra Electronics Corporation Executive Deferred Compensation Plan shall be in satisfaction of the Company’s obligations pursuant to this Paragraph 6 and not in addition to the amounts to be paid as provided herein.

7. Reimbursement of Expenses. You shall be reimbursed for all of your reasonable and necessary business expenses incurred in performing your duties for the Company, upon presentation of the Company’s standard forms for expense reimbursement. In order for any such reimbursement to be made, the expense must be incurred while you are employed by the Company, and you must complete and submit such standard forms for reimbursement in a timely manner and in no event any later than required by the Company in order for the Company to make such reimbursement no later the last day of the calendar year following the calendar year in which you incur the expense. In no event will the Company make any such reimbursement later than the last day of the calendar year following the calendar year in which you incur the expense. Your right to reimbursement is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent calendar year.

8. Equity Incentive Plan. During the Employment Period, you shall continue to be eligible to receive equity incentive awards under the Company’s 2010 Equity Incentive Plan (or any successor plan thereto) as determined by the Compensation Committee in its sole discretion. Awards will be granted at the time the Compensation Committee normally grants incentive awards and will be subject to any terms and conditions, including but not limited to performance measures, established by the Compensation Committee in its sole discretion; provided, however, any award granted after the Effective Date shall provide that the award will be fully vested if you remain employed with the Company through December 31, 2015. It is expected that at least 50% of the aggregate value of equity incentive awards granted to you on each grant date will be in the form of restricted stock, with the actual amount allocated to restricted stock to be determined by the Compensation Committee.

9. Termination of Employment.

A. Termination for Reasons Other Than For Cause; Termination due to Change in Status. In the event that your employment with the Company is terminated by the Company for any reason other than for Cause, disability or death or you voluntarily terminate employment with the Company due to a Change in Status (as defined in this Paragraph 9), in each case, prior to December 31, 2015, you shall be entitled, as of the effective date of your termination of employment, to: (i) salary through and including the effective date of your termination of employment; (ii) any Annual Performance Bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of your termination of employment; (iii) other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the effective date of your termination of employment; (iv) the benefits described in Paragraphs 5.B and 6, subject to the provisions of such paragraphs; (v) the Retention Bonus; and (vi) severance payments in an amount equal to 1.5 times your Base Salary, payable over a period of 18 months. In addition, notwithstanding Paragraph 2.C to the contrary, you will be entitled to a prorated portion of any Annual Performance Bonus earned for any fiscal year of the Company in which you are employed ending after the effective date of your termination of employment, determined in the manner described in Paragraph 2.C and based on the number of days that you were employed during such fiscal year.

The Retention Bonus and any Annual Performance Bonus payable to you pursuant to this Paragraph 9.A shall be paid to you in accordance with the applicable provisions of Paragraphs 2.C and 3. Severance payments made to you pursuant to this Paragraph 9.A shall be made in substantially equal installments in accordance with the Company’s standard payroll practice, commencing on the first regular payday immediately following the day of your termination of employment, subject to any delay required by Section 409A of the Code and set forth in Paragraph 20.

A “Change in Status” shall occur if (i) you are removed as a director of the Company prior to the termination of your full-time employment with the Company (except for (A) any such removal required by law or the rules of a national securities exchange or national automated inter-dealer quotation system on which the shares of the Company are listed or (B) any failure of the stockholders of the Company to elect you as a director following your nomination for such election by the Board of Directors of the Company), (ii) you are demoted in title or responsibilities and duties during the Employment Period, other than your ceasing to be Chairman of the Board, (iii) you are prevented by the Board of Directors of the Company from exercising the duties and responsibilities of the President and Chief Executive Officer, or (iv) there is a breach by the Company of a material provision of this Agreement, which breach remains uncured for at least 60 days following written notice from you.

B. Termination after Change of Control. In the event that a Change in Control occurs during the Employment Period and within 24 months following a Change of Control (as defined in this Paragraph 9.B), your employment with the Company is terminated by the Company for any reason other than for Cause, disability or death, then you shall be entitled to all of the payments and benefits described in Paragraph 9.A; provided, however, that in lieu of the severance payments specified by clause (vi) of the first sentence of Paragraph 9.A, you shall be entitled to severance payments in an amount equal to 2 times your Base Salary, payable over a period of 24 months; and provided further that, if the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code, in lieu of the severance payments specified by clause (vi) of the first sentence of Paragraph 9.A, you shall be entitled to receive a lump sum payment in an amount equal to two (2) times your Base Salary upon your termination of employment, subject to any delay required by Section 409A of the Code and set forth in Paragraph 20. In the event that one or more definitive agreements are entered into by the Company on a date that is less than six (6) months prior to December 31, 2015 (and remain in effect as of December 31, 2015) which provide for a transaction or series of transactions which if consummated would result in a Change in Control, but no Change in Control occurs before December 31, 2015, the Employment Period shall be automatically extended until the earlier of (i) the business day next following the date on which the Change in Control occurs or (ii) the date that is six (6) months following the date of execution of such definitive agreements (it being understood that no amendment to any such definitive agreement shall extend the date referred to in this clause (ii)). For the avoidance of doubt, the benefits provided in this Paragraph 9.B shall be payable only if a Change of Control occurs during the Employment Period (as so may be extended pursuant to this Paragraph 9.B ); but shall be payable regardless of whether such termination of employment occurs before or after the end of such period as long as such termination occurs within 24 months following a Change in Control.

A “Change of Control” shall be deemed to have occurred if (a) any person, including a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires beneficial ownership of, and the right to vote, shares having at least 50% of the aggregate voting power of the class or classes of capital stock of the Company having the ordinary and sufficient voting power (not depending upon the happening of a contingency) to elect at least a majority of the directors of the Board of Directors of the Company (the “Outstanding Voting Securities”), (b) as a result of any tender or exchange offer, substantial purchase of equity securities, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately prior to such transaction or transactions shall not constitute a majority of the board of directors (or the board of directors of any successor to or assign of the Company) immediately after the next meeting of stockholders of the Company (or such successor or assign) following such transaction or (c) there is consummated a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding any Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Voting Securities; (ii) no person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction entitled to vote generally in the election of directors and (iii) the persons who were directors of the Company immediately prior to such Corporate Transaction will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction.

C. Termination for Cause. The Company may at any time terminate your employment for Cause. “Cause” shall mean (i) embezzlement, misappropriation, theft or other criminal conduct, of which you are convicted, related to the property and assets of the Company, (ii) your conviction of a felony or (iii) your willful refusal to perform or substantial disregard of your duties as assigned to you by the Board of Directors, unless you have reasonable and just cause for such refusal to perform or disregard of your duties or unless you commence immediate corrective actions within 15 days after notice by the Chairman of the Compensation Committee of the Board of Directors of the Board’s objection to your refusal to perform or disregard your duties. If the Company terminates your employment for Cause, you shall be entitled to salary through and including the effective date of your termination of employment, and all other benefits provided for hereunder shall immediately cease, except to the extent previously vested.

D. Death or Disability. If, at any time during the term of this Agreement, you die or are deemed to be disabled, the Company may immediately terminate your employment and this Agreement. For the purpose of this Agreement, you shall be deemed to be disabled if you are physically or mentally unable to perform your duties, with or without reasonable accommodation, for a period of 180 consecutive days. In the event of your termination of employment by reason of your death or disability, you (or your estate) shall be entitled to: (i) salary through and including the date of death or the effective date of your termination of employment, as applicable; (ii) any Annual Performance Bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the date of death or the effective date of your termination of employment, as applicable; (iii) other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the date of death or the effective date of your termination of employment, as applicable; and (iv) the benefits described in Paragraphs 5.B and 6, subject to the provisions of such paragraphs. In addition, notwithstanding Paragraph 2.C to the contrary, you also will be entitled to a prorated portion of any Annual Performance Bonus earned for any fiscal year of the Company in which you are employed ending after the effective date of your termination of employment, determined in the manner described in Paragraph 2.C and based on the number of days that you were employed during such fiscal year. In the event of your termination of employment by reason of your disability (but not in the event of your termination of employment by reason of death), you will also receive the Retention Bonus. The Retention Bonus and any Annual Performance Bonus payable pursuant to this Paragraph 9.D shall be paid in accordance with the applicable provisions of Paragraphs 2.C and 3.

E. Miscellaneous. Notwithstanding any provision of this Agreement or any provision of the Cobra Electronics Corporation Severance Pay Plan, no amounts will be payable to you pursuant to such plan upon or subsequent to your termination of employment with the Company.

10. Trade Secrets; Noncompetition; Nonsolicitation. You acknowledge that in the course of your employment with the Company pursuant to this Agreement you have become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that your services have been and will be of special, unique and extraordinary value to the Company.

A. You agree that during the Employment Period and for a period of one year thereafter (the “Noncompetition Period”) you shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company or any of its subsidiaries or affiliates as of the effective date of your termination of employment in any geographic area in which the Company or any of its subsidiaries or affiliates is then conducting such business.

B. You further agree that during the Noncompetition Period you shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its subsidiaries or affiliates to terminate or abandon his or her or its employment for any purpose whatsoever, or (ii) call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries or affiliates with respect to any product that is competitive with any product of the Company.

C. Nothing in this Paragraph 10 shall prohibit you from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as you have no active participation in the business of such firm, corporation or enterprise.

11. Confidential Information. You agree that at no time following the termination of your employment shall you disclose or in any way use the confidential and proprietary information obtained during the course of your employment with the Company, including, but not limited to the Company’s or any subsidiary’s financial and product information and information relating to the Company’s or any subsidiary’s customer and supplier relations.

12. Unreasonable Restraint. If, at any time of enforcement of Paragraph 10 or Paragraph 11, a court or an arbitrator holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law.

13. Unique Services. You acknowledge that the services to be rendered by you hereunder are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a purchaser or transferee of all, or substantially all, of the assets of the Company.

14. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not be valid unless in a writing signed by the non-breaching party, and any valid waiver shall not operate or be construed as a waiver of any subsequent breach.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the matters described herein and, except as set forth herein, supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties, including but not limited to the 2009 Employment Agreement.

16. Governing Law. This Agreement shall be, in all respects, construed in accordance with and governed by the internal laws of the State of Illinois, without regard to principles of conflict of laws.

17. Arbitration. Any dispute or controversy between the Company and you, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and you, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. The Company and you acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree in writing.

18. No Duty to Mitigate/Set-Off: The Company agrees that if your employment with the Company is terminated during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce the amounts payable to you by the Company pursuant to this Agreement. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation or operation of this Agreement or any term or provision hereof, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder, shall not be affected by any circumstances, including without limitation, any set-off, counter-claim, recoupment, defense or other legal right which the Company may have against you.

19. Successors; Binding Agreement: In addition to any obligations imposed by law upon any successor to the Company, the Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall enure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder. This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die and any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, estate, trustees or administrators of your estate.

20. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of your separation from service and (b) the date of your death.

21. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, sent by certified or registered mail or sent by overnight courier service as follows: if to you, to your address as set forth in the records of the Company, and if to the Company, to the Chairman of the Compensation Committee at his address as set forth in the records of the Company, or to any other address designated by either party hereto by notice similarly given.

If you are in agreement with the terms hereof, please sign in the appropriate place below and return to me as soon as possible.

Sincerely,

COBRA ELECTRONICS CORPORATION

By:	/s/ Ian R. Miller
Ian R. Miller, Chairman of the
Compensation Committee of the
Board of Directors

Accepted as of the date set forth above.

/s/ James Bazet
James Bazet

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